Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports 2005 Fourth Quarter and Year End Results

Mar. 9, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported financial results for the quarter and year ended December 31, 2005. Total revenues for the quarter were $1.2 million compared to $8.1 million in the fourth quarter of 2004. CTI reported a net loss for the quarter of $18.7 million ($0.27 per share) compared to a net loss of $43.5 million ($0.72 per share) for the same period in 2004. This included a $40.7 million gain in the quarter on the divestiture of TRISENOX® and a $23.6 million charge for the conversion of $38.4 million related to the Company’s 4% and 5.75% convertible senior subordinated notes.

Total revenues for the year ended December 31, 2005, were $16.1 million compared to $29.6 million in 2004. For the year, CTI posted a net loss of $102.5 million ($1.59 per share), including a $71.2 million gain for the year on the divestiture of TRISENOX, compared to a net loss of $252.3 million ($4.67 per share) in 2004, which included an $87.4 million charge related to in-process research and development resulting from the acquisition of Novuspharma S.p.A.

Revenues for the quarter and year ended December 31, 2005 were lower as compared to the same periods in 2004 due to a reduction in product sales revenues as a result of the divestiture of TRISENOX to Cephalon in July 2005. The Company ended the year with cash, cash equivalents, securities available-for-sale and interest receivable of approximately $69 million. This amount excludes proceeds of $24.6 million held in escrow until April 30, 2006 to fund potential redemptions of 30% of the 6.75% convertible senior notes.

As of February 28, 2006, $56.1 million of the 6.75% convertible senior notes had converted into approximately 21.3 million shares. As a result of the conversions we paid make whole interest of $18.9 million.

“Our efforts to reduce expenses and raise additional capital over the last several months have placed us in the position this year to focus on advancing XYOTAX™ toward marketing

-more-

Page 2 of 3	CTI reports 2005 fourth quarter and year end financial results applications in the United States and Europe and on reporting the interim analysis for the pixantrone phase III trial in non-Hodgkin’s lymphoma,” stated James A. Bianco, M.D., President and CEO of CTI.

2005 Highlights

•	Completed an $82 million convertible senior notes offering and conversion of $38.4 million of outstanding 5.75% and 4% convertible senior subordinated notes

•	Announced that pixantrone achieved the primary endpoint of a randomized trial, significantly prolonging time to progression when added to rituximab compared to rituximab alone, in indolent non-Hodgkin’s lymphoma

•	Reported gender specific survival benefit observed in STELLAR 3 and 4 trials among women on XYOTAX, linking survival benefit to estrogen status and metabolism of polymer

•	Reported prospective analysis of phase II trial (PGT202) demonstrating estrogen-linked survival benefit for women with non-small cell lung cancer on XYOTAX

•	Initiated first gender specific approval trial (PIONEER trial) in non-small cell lung cancer

•	Significantly reduced operating costs compared to 2004 and refocused resources on near term XYOTAX and pixantrone milestones

•	Completed the divestiture of TRISENOX to Cephalon, and recorded a $71.2 million gain for the year, with the potential to earn an additional $100 million in milestones

•	Appointed Stonefield Josephson, Inc. as independent registered public accounting firm

•	Appointed John Bauer, former Nintendo of America, Inc. Executive Vice President of Finance, as new board member and Chair of the Company’s Audit Committee and appointed Phil Nudelman as Chairman of the Board

•	Announced initiation by the Gynecologic Oncology Group (GOG) of a large phase III clinical trial examining the ability of XYOTAX to maintain remission and prolong the survival of ovarian cancer patients

-more-

Page 3 of 3	CTI reports 2005 fourth quarter and year end financial results

•	Announced XYOTAX patent allowance in Japan, which will provide exclusivity until 2018; announced that the European Patent Office issued an allowance for a patent directed to XYOTAX, which when issued, will have the same term as existing U.S. patents that provide patent protection for XYOTAX until 2017

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect the development of CTI’s products under development, including XYOTAX and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general, and in particular including, without limitation, the enrollment and completion of planned and ongoing clinical trials, the timely submission and review of regulatory applications for XYOTAX, the potential failure of XYOTAX to prove safe and effective for or to be approved for use in the treatment of non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$—	$6,402	$14,599	$26,626
License and contract revenue	1,193	1,728	1,493	2,968

Total revenues	1,193	8,130	16,092	29,594
Operating expenses:
Cost of product sold	—	246	518	1,104
Research and development	13,185	27,840	68,767	101,127
Selling, general and administrative	12,242	20,108	61,717	78,522
Acquired in-process research and development	—	(745)	—	87,375
Amortization of purchased intangibles	523	578	1,254	2,294
Restructuring charges and related asset impairments	5,731	—	12,780	—
Gain on divestiture of TRISENOX	(40,711)	—	(71,211)	—

Total operating expenses (income)	(9,030)	48,027	73,825	270,422

Income (Loss) from operations	10,223	(39,897)	(57,733)	(240,828)
Other income (expense):
Investment and other income	1,498	381	2,824	1,636
Interest expense	(6,717)	(2,840)	(17,559)	(10,988)
Foreign exchange gain (loss)	(90)	(1,181)	8	(2,118)
Debt conversion expense	(23,608)	—	(23,608)	—
Loss on extinguishment of royalty obligation	—	—	(6,437)	—

Other expense, net	(28,917)	(3,640)	(44,772)	(11,470)

Net loss	$(18,694)	$(43,537)	$(102,505)	$(252,298)

Basic and diluted net loss per share	$(0.27)	$(0.72)	$(1.59)	$(4.67)

Shares used in calculation of basic and diluted net loss per share	68,018	60,701	64,553	54,052

Balance Sheet Data:

	(amounts in thousands)
	December 31, 2005	December 31, 2004
Cash and cash equivalents, securities available-for-sale and interest receivable	$69,067	$116,020
Restricted cash	25,596	—
Working capital	76,288	93,813
Total assets	155,440	184,996
Convertible debt	226,446	190,099
Accumulated deficit	(825,289)	(722,784)
Shareholders’ deficit	(107,097)	(70,708)